FOR RELEASE                                     CONTACT: Richard M. Frank
March 9, 2005                                            Chairman of the Board
3:05 p.m. Central Time                                   Chief Executive Officer
                                                         (972) 258-8507


                      CEC ENTERTAINMENT, INC. EXPANDS BOARD
                        OF DIRECTORS; APPOINTS NEW MEMBER

IRVING, TEXAS - CEC Entertainment, Inc. (NYSE:"CEC") today announced the appointment of Larry T. McDowell to its Board of Directors. The new member will be introduced at the Company's Shareholder Meeting to be held on May 19, 2005 and he will begin his three-year term on March 4, 2005. The appointment of Mr. McDowell to the Board of Directors increases the total number of directors from eight members to nine members and the number of independent, non-management directors from five members to six members.

Richard M. Frank, Chairman and Chief Executive Officer stated that, "We are pleased to announce the appointment of Larry to our Board. We believe his fresh perspective and vision will further enhance an already strong board membership. Larry's financial expertise and broad experience will also benefit us in maintaining high standards in our financial policies and practices."

Larry T. McDowell, a Certified Public Accountant, is a retired Tax Partner with Arthur Andersen, LLP and has extensive experience in corporate tax strategies and compliance matters. Mr. McDowell has been active in community organizations, including serving as a board member and treasurer of the United Way of Metropolitan Dallas.

CEC Entertainment, Inc. operates a system of 498 Chuck E. Cheese's restaurants in 48 states, of which 452 are owned and operated by the Company. # # #